Guanwei Granted Expanded Imported Waste Quota;
Sets Sights on Increased Production

Aggregate Annual Quota for Imported Plastic Waste to More than Triple to 185,000 Tons from 59,000 Tons

Fuqing City, China--(July 11, 2011) - Guanwei Recycling Corp. (NASDAQ:GPRC), China’s leading clean tech manufacturer of recycled low density polyethylene (LDPE), announced today that it received official government approval for expansion of its quota for imported plastic waste which will allow continued strong growth of its recycled plastic production.

Having met the rigorous requirements for obtaining the higher quota, the Company reported its aggregate quota of 59,000 tons of imported plastic waste has been increased to 99,000 tons in 2011, which will grow to 185,000 tons next year, following another required abbreviated permitting process.

Further, all 40,000 additional tons in its quota this year are in Guanwei’s name, as will be 150,000 tons of the quota next year.  An additional 35,000 tons continue to be in the name of another company which has contracted them to Guanwei for a ten year period.

The Company added it views the granting of the higher quota as a strong endorsement of its state of the art environmentally friendly manufacturing facility.  Protecting the environment is a key focus of the Company and of the regulators who have granted the increase at the local, regional and national level.

Strong Demand Will Translate Higher Quotas to Higher Revenues

“Demand for our recycled LDPE has continued to grow every year,” stated Mr. Chen Min, Chairman and CEO of the Company.  He added, “While it’s a bit too early this year to make a specific forecast, historically we have seen revenue growth of about 30% annually.  With this increased import quota we have the ability to focus on plans to more than double production capacity.  We are excited about this milestone event for the Company and are looking forward to executing our growth plans.”

Description of Guanwei Recycling Corp.

Guanwei Recycling Corp. is China's largest manufacturer of recycled low density polyethylene (LDPE). Adhering to the highest "green" standards, it has generated rapid growth producing LDPE from plastic waste procured mostly in Europe for sales to more than 300 customers in ten different industries in China. Guanwei Recycling Corp. is one of the few plastic recyclers in China that has been audited by German authorities, most recently Umweltagentur Erftstadt, for compliance with German pollution and environmental standards.  This allows the company to procure high quality plastic waste directly from Germany and other European countries (Spain and Holland), with no middlemen, and permits highly economic production of the highest grades of LDPE. Additional information regarding Guanwei Recycling Corp. is available at www.guanweirecycling.com.

Information Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this press release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, product demand, market competition, and risks inherent in our operations. These and other risks are described in our filings with the U.S. Securities and Exchange Commission.

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